Exhibit 99.1
AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENT
     AGREEMENT made as of the ___day of January, 2010 by and between Art Technology Group, Inc., a Delaware Corporation (the “Company”), and ______ (the “Grantee”).
W I T N E S S E T H:
     WHEREAS, the Grantee is the recipient of one or more restricted stock units (the “Restricted Stock Units”) granted pursuant to the Company’s Amended and Restated 1996 Stock Option Plan, each of which is evidenced by a Restricted Stock Unit Agreement between the Company and the Grantee (each an “Award Agreement”);
     WHEREAS, the Company proposes to effect an underwritten public offering of its common stock (the “Public Offering”) and the managing underwriters of the proposed Public Offering have required, as a condition of underwriting such offering, that the Grantee and each other executive officer and director of the Company enter into an agreement (each a “Lock-Up Agreement”), pursuant to which such officer or director has agreed, with limited exceptions, not to dispose of any shares of the Company’s common stock during the 90-day period following the commencement of the offering, subject to extension for not more than an additional 34 days under certain conditions, all as provided in such agreement (the “Lock-Up Period”);
     WHEREAS, under the terms of the Grantee’s Award Agreements, one or more vesting dates are likely to occur during the Lock-Up Period, which would require the disposition by the Grantee of a portion of the shares subject to the Restricted Stock Unit in order to defray the Grantee’s tax withholding obligation, which disposition would constitute a breach of the Grantee’s Lock-Up Agreement; and
     WHEREAS, in order to avoid any such breach and to facilitate the Public Offering, the Company and the Grantee have agreed to postpone any vesting of such Restricted Stock Unit that would otherwise occur during the Lock-Up Period, as more fully set forth below,
     NOW, THEREFORE, it is mutually agreed as follows:
     1.  Extension of Certain Vesting Dates. Each Award Agreement between the Company and the Grantee is hereby amended to provide that, notwithstanding the vesting schedule provided therein, any vesting date that would, but for this Agreement, have occurred during the Lock-Up Period (each an “Original Vesting Date”), will be postponed until the first business day after the expiration of the Lock-Up Period (the “Extended Vesting Date”).
     2.  No Further Conditions to Vesting. Provided only that as of the Original Vesting Date (a) the Grantee was employed by the Company and (b) in the case of any performance-based Restricted Stock Unit, each other condition to vesting on the Original Vesting Date was met as of such date, then no further conditions shall apply to the vesting of the Restricted Stock Unit. Notwithstanding any other provision of the Award Agreement to the contrary (including Section 8 thereof), such vesting shall occur automatically on the Extended Vesting Date, without regard to any change in the Grantee’s employment status with the Company or any other occurrence or change in circumstances whatsoever subsequent to the Original Vesting Date.

     3. Expiration. If the closing of the Public Offering has not occurred prior to February 28, 2010 this agreement shall expire and be of no further force or effect.
     4. General. Except as expressly amended hereby, each Award Agreement shall continue in force and be given effect in accordance with its terms. This Amendment is entered into as an agreement under seal as of the date set forth above.

ART TECHNOLOGY GROUP, INC.

By:

Acknowledged and agreed:

[NAME OF GRANTEE]